Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2019, relating to the consolidated financial statements and financial statement schedule of American Tower Corporation, and the effectiveness of American Tower Corporation’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 4, 2019